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                                                                    EXHIBIT 10.3

                                                                    CONFIDENTIAL

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC. ("ACS")
                       MS. LIANE PELLETIER ("EXECUTIVE")
              AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT


POSITIONS & TITLES:     President and Chief Executive Officer of ACS beginning
                        October 6, 2003 (the "Employment Date"). Executive will also be elected to the Board of Directors of ACS (the
                        "Board") as well as to the Executive Committee of the Board beginning on the Employment Date. Executive will be offered the position of Chairman of the Board of Directors as of January 1, 2004.

RESPONSIBILITIES:       Executive shall be responsible for the general oversight
                        and management of ACS, including overall business strategy, all operating units, operating plans and financial performance.

REPORTING:              Executive will report to the Board and will have all
                        other members of executive management of ACS reporting to her.

LOCATION:               Anchorage, Alaska

TERM:                   Through October 6, 2008.

SIGNING BONUS:          $500,000 CASH BONUS/200,000 SHARES STOCK: (i) $150,000
                        cash signing bonus will be paid in cash on January 1, 2004, provided that Executive is employed by ACS in good standing on that date. (ii) $350,000 cash signing bonus will be paid in cash on October 7, 2003. (iii) Executive will be granted 200,000 shares of ACS stock on the Employment Date.

ANNUAL CASH
COMPENSATION:           $1,000,000+: Base Salary of $500,000 ("Base Salary")
                        beginning on the Employment Date, plus a target annual
                        bonus of $500,000 based on achieving 100% of targeted
                        performance objectives. The actual bonus paid for any
                        fiscal year (see below) could range from zero to 200% of
                        Base Salary based on the achievement of performance
                        objectives determined by the Board or a designated
                        committee of the Board in consultation with Executive
                        for each fiscal year and subject to the terms of the
                        applicable annual bonus plan. Executive will have the
                        option to receive up to 50% of her annual bonus in ACS
                        stock based on the fair market value on the date of
                        bonus determination. Executive must be actively employed
                        by ACS and in good standing on the date ACS's auditors
                        approve the prior fiscal year's financial statements to
                        be eligible for a bonus in respect of such prior fiscal
                        year. Executive's bonus for 2003 will be $144,000
                        (subject to the prior sentence). For 2004 and each
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                        subsequent fiscal year, the Board or a designated
                        committee of the Board will work with Executive to approve an annual bonus program for the senior management and other employees of ACS; provided, however, that Executive's minimum bonus for any subsequent fiscal year shall be $200,000.

EQUITY PACKAGE:         1,000,000 ACS STOCK OPTIONS with an exercise price equal
                        to the fair market value of ACS stock on the Employment
                        Date, and having a term of 10 years, to vest 20% per year, i.e., 200,000 options for every 12 months of employment (calculated from the Employment Date) or on a Change of Control, whichever is earlier. Except as provided below, vesting ceases and the term of unvested options lapse upon termination of employment for any reason. Vested options may be exercised for the applicable period provided upon termination of employment in the applicable plan.

RELOCATION EXPENSES:    ACS will reimburse Executive for all reasonable and
                        documented relocation and moving expenses from Kansas
                        City to the Anchorage area (the "Relocation Expenses") in accordance with the Company's relocation policy provided to the Executive; provided, that the Executive will receive reasonable temporary housing costs until July 1, 2004. ACS will "gross up" the Executive for any tax liability incurred with respect to such reimbursement of relocation expenses.

ADDITIONAL BENEFITS:    Executive will participate, beginning on the Employment
                        Date, in ACS's health and other benefit plans and programs for senior executives and be covered under ACS's D&O insurance and corporate indemnification policies. Executive will be entitled to four (4) weeks of paid vacation each calendar year (prorated for any partial calendar years). ACS will reimburse Executive for her reasonable legal and other professional fees incurred in connection with the negotiation and documentation of this Agreement, up to a maximum of $10,000.

SEVERANCE:              In the event ACS terminates Executive's employment for
                        reasons other than a Board determination of Cause (as defined) or a termination for death or Disability
                        (Disability shall mean that for 180 days in any 365-day period Executive is incapable of substantially fulfilling the duties of her position because of physical, mental or emotional incapacity resulting from injury, sickness or disease)), or Executive terminates her employment for Good Reason (as defined), Executive shall be entitled to receive the following severance benefits from ACS:

                        (i) $1,000,000 if termination occurs on or before December 31, 2004;

                        (ii) $750,000 if termination occurs after December 31, 2004 and on or before December 31, 2005; or

                        (iii) $500,000 if termination occurs after December 31,
                              2005 and on or before October 6, 2008.

                        The Severance Amount shall be paid to Executive in periodic installments equal to the periodic Base Salary payments Executive was

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                        otherwise receiving from ACS prior to the termination
                        until the full Severance Amount is paid. Severance Amount payments will and shall be subject to all applicable tax and other withholdings. In addition, Executive shall (i) receive any unpaid bonus from the previously completed fiscal year, payable when bonuses are paid to other senior executives of ACS for such fiscal year, (ii) receive a pro rata bonus (of the amount actually earned) for the year of termination, payable when bonuses are paid to other senior executives of ACS for such year, (iii) receive the signing bonus (both cash and equity) described above, if the termination occurs prior to the date on which such signing bonus is paid, (iv) become fully vested in the next 200,000 unvested option shares, (v) receive ACS subsidized COBRA health insurance coverage reimbursed for herself and her eligible dependents for the eighteen
                        (18) month period following such termination, and (vi) be fully reimbursed (including any tax gross-up) on the same basis as she was reimbursed for her relocation to Anchorage, Alaska, for the costs of any relocation back to the Lower 48 states if such relocation takes place within twelve (12) months of the date of termination (collectively with the Severance Amount, "Severance Benefits"). Executive understands that her entitlement to the Severance Benefits provided above is conditioned upon Executive's execution, timely delivery and non-revocation of a general release in favor of ACS and its affiliates as well as Executive's compliance with the provisions of the Agreement on Confidentiality, Trade Secrets and Restrictive Covenants attached hereto as Exhibit A ("Exhibit A") and her provision of transition assistance as reasonably requested by the Board. The Severance Amount due the Executive hereunder shall be the only payment to which the Executive is entitled, and the Executive shall not be eligible for any severance payments under any other plan or arrangement or any other damages. ACS may offset against the Severance Payment any amounts then owed by Executive. Executive understands that no Severance Benefits (other than the relocation benefits described in (vi) above) are payable if her employment terminates at the close of business on October 6, 2008, because of the expiration of the term. ACS may repurchase any ACS stock acquired through the exercise of stock options or otherwise received by Executive at the lower of the price paid by Executive, the price on the date of grant (in the case of any stock grant) or the then fair market value of the stock, in the event Executive is not in compliance with the provisions of Exhibit A or Executive has been terminated for Cause.

NO CONFLICTS:           Executive represents and warrants that she is not a
                        party to any agreement or arrangement that would limit in any manner her ability to perform her duties for ACS.

CERTAIN DEFINITIONS:    For purposes of this Agreement, the following
                        definitions will apply: (a) "Cause" shall mean that the
                        Executive: (i) willfully fails to comply with lawful directions of the Board (including compliance with Exhibit B) after written notice from the Board, (ii) willfully makes a material misrepresentation to the Board, (iii) commits fraud, misappropriation or embezzlement against ACS or engages in willful misconduct materially adverse to ACS, (iv) is charged with or convicted of (or pleads guilty or


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                        no contest to) a felony or other crime involving moral
                        turpitude; provided that if the Executive has been terminated ostensibly for Cause because she has been charged with a crime described above, and she is not convicted of, or does not plead guilty or no contest to, such crime or a lesser offense (based on the same operative facts), such termination shall be deemed to be a termination without Cause, or (v) commits a material breach of this Agreement (other than due to physical or mental illness) that is not cured, to the extent deemed capable of cure by the Board in its reasonable discretion, within thirty (30) days after receiving written notice from the Board (for purposes of this clause (a) (and the "Severance" paragraph above) "Board" shall include the Executive Committee of the Board or such other committee or Board members designated by the Board); (b) "Good Reason" shall mean: (i) the assignment of the Executive by the Company to any duties materially inconsistent with, or a material diminution of, her position, including duties, title, offices, or responsibilities (except as required by applicable law or regulation); (ii) the failure to offer Executive the position of Chairman of the Board as of January 1, 2004; or (iii) the transfer, without the Executive's concurrence, of her principal place of employment to a geographic location more than 100 miles from her principal place of employment; (c) "Change of Control" shall mean (i) the acquisition by any person or group other than Fox Paine & Company, LLC or any of its affiliates of a majority or more of ACS' outstanding voting securities or (ii) any sale, lease, exchange or other transfer in one transaction or a series of related transactions, other than to an entity that is majority controlled by Fox Paine & Company, LLC or any affiliate thereof or an entity with substantially the same equity holders as immediately prior to such transfer, of all or substantially all of the assets of ACS or its operating subsidiaries, or any plan for the liquidation or dissolution of ACS. (d) "Powers Reserved to the Board" shall mean actions that require Board approval for management to undertake as delineated in the attached Exhibit B and as it is amended by the Board from time to time.

MISCELLANEOUS:          Executive's employment by ACS is "at will" and nothing
                        in this Executive Employment Agreement (including
                        Exhibit A attached hereto, the "Agreement") shall be interpreted to imply otherwise. This Agreement is to be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. All disputes between ACS and Executive (whether contractual or otherwise, including, without limitation, disputes relating to or arising under or by reason of this Agreement or the other agreements referred to herein) must be resolved by binding confidential arbitration held in a major metropolitan location (selected by the Board) in proximity to ACS's then headquarters. Such arbitration shall be conducted in accordance with the rules of the Commercial Panel of the American Arbitration Association
                        (the "AAA") and not in accordance with the Employment
                        Dispute Resolution Rules of the AAA, and judgment on the award rendered in such arbitration may be entered in any court having jurisdiction. The arbitrator shall have no authority to award punitive or exemplary damages and the parties waive, to the full extent permitted by law, any right to recover such damages in such arbitration.
                        Nothing in


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                        this Agreement shall restrict the right of ACS or its
                        affiliates to seek injunctive relief arising out of any violation by the Executive of Exhibit A. This Agreement is intended by ACS and Executive to be a binding and completely integrated agreement superseding all prior and contemporaneous promises, representations, offers, contracts, and agreements among ACS and Executive. This Agreement may not be amended except in a writing executed by Executive and the Chairman of the Board of ACS (or other Board authorized designee). This Agreement shall only be binding on ACS and Executive if and when both ACS and Executive execute the Agreement by signing below, or when both parties have executed the Agreement in counterparts. Executive agrees to execute and abide by the provisions of Exhibit A. For purposes of this "Miscellaneous" paragraph and the general release referred to in the "Severance" paragraph above, the term "ACS" includes Alaska Communications Systems Group, Inc., its subsidiaries, affiliates and related entities, Fox Paine & Company, LLC ("FPC"), its subsidiaries, affiliates and related entities (including without limitation Fox Paine Capital, LLC, Fox Paine Capital Fund, L.P., Fox Paine Capital Fund II GP, LLC, Fox Paine Capital Fund II, L.P., and all persons and entities that are partners, shareholders, members or agents of any such related entities) (collectively, the "Related Entities"), and all partners, members, directors, employees, shareholders, affiliates and agents of ACS, FPC or any other Related Entities. Absent any such other agreements that shall be entered into, this Agreement shall be binding. All payments hereunder shall be subject to Executive satisfying all applicable withholding requirements, and the Company may withhold such amounts from any such payments.

IN WITNESS WHEREOF, the parties executed this Agreement as of September 14, 2003.

                                  ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.



/S/ LIANE PELLETIER                    BY:  /S/ LEONARD STEINBERG
-------------------                       -----------------------
    LIANE PELLETIER                         LEONARD A. STEINBERG
                                            CORPORATE SECRETARY
                                            EXECUTED ON BEHALF OF THE ACS BOARD
                                            OF DIRECTORS


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